Exhibit 99.1
                                                        WICKES INC.
                                                        706 NORTH DEERPATH DRIVE
                                                        VERNON HILLS, IL 60061
                                                        OTCBB: WIKS.OB

AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552

FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 9, 2004

                      WICKES INC. REPORTS ON BOARD CHANGES;
                  AUTHORIZATION TO ENGAGE RESTRUCTURING OFFICER

         Vernon Hills, IL January 9, 2004 - Wickes Inc. (OTCBB: WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today the election of James O'Grady, Wickes President and Chief Executive Officer, to the Company's Board of Directors.

         The Company also regrettably reported the resignations of Claudia Slacik and Jon Hanson from their positions on the Wickes Board of Directors. There were no disputes between the Company and the directors indicated in their resignation letters.

         Commenting on the changes, Robert E. Mulcahy III, Wickes Chairman stated, "We welcome Jim O'Grady to the board and anticipate that he will continue to play an instrumental role, both as a director and a member of senior management, in seeking to resolve our current liquidity crisis."

         Mr. Mulcahy also stated, "Both Claudia and Jon have been invaluable in guiding the other directors and senior management through the many challenges faced by the Company. Their advice, input and leadership were important components of positioning Wickes for its current turnaround efforts. We wish them the best of luck in their future endeavors."

         The Company also reported that the Board of Directors has authorized senior management to engage the services of a restructuring firm to assist the Company in developing and implementing any available strategies to secure the long term viability of its operations.

         This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, the Offering Memorandum relating to the Company's senior subordinated note exchange offer and other documents which are on file with the Securities and Exchange Commission.

         WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.